                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                  Crucell N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

        American Depository Shares, each representing one Ordinary Share, par value (euro)0.24
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    228769105
                                    ---------
                                 (CUSIP Number)



                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP NO.  228769105                 13G                      Page 2 of 13 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. Capital Advisors, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                     (B) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               0 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              0 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  228769105                 13G                      Page 3 of 13 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. Capital Management, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                     (B) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               0 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              0 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  228769105                 13G                      Page 4 of 13 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. Capital Associates, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                     (B) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               0 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              0 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  228769105                 13G                      Page 5 of 13 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Sigma Capital Management, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                     (B) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               100,000 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              100,000 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             100,000 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  228769105                 13G                      Page 6 of 13 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Sigma Capital Associates, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                     (B) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               100,000 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              100,000 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             100,000 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  228769105                 13G                      Page 7 of 13 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Steven A. Cohen

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                     (B) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               100,000 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              100,000 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             100,000 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)     NAME OF ISSUER:

              Crucell N.V.

ITEM 1(B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Archimedesweg 4
              2333 CN Leiden
              The Netherlands P8

ITEMS 2(A)    NAME OF PERSON FILING:

              This statement is filed by: (i) S.A.C.
              Capital Advisors, LLC, ("SAC Capital
              Advisors") with respect to the American
              Depository Shares, each representing one
              Ordinary Share, par value (euro)0.24
              ("Shares"), of the Issuer beneficially owned
              by S.A.C. Capital Associates, LLC ("SAC
              Capital Associates"); (ii) S.A.C. Capital
              Management, LLC, ("SAC Capital Management")
              with respect to Shares beneficially owned by
              SAC Capital Associates; (iii) SAC Capital
              Associates with respect to Shares
              beneficially owned by it; (iv) Sigma Capital
              Management, LLC ("Sigma Capital Management")
              with respect to Shares beneficially owned by
              Sigma Capital Associates, LLC ("Sigma Capital
              Associates"); (v) Sigma Capital Associates
              with respect to Shares beneficially owned by
              it; and (vi) Steven A. Cohen with respect to
              Shares beneficially owned by SAC Capital
              Advisors, SAC Capital Management, SAC Capital
              Associates, Sigma Capital Management and
              Sigma Capital Associates.

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is
              72 Cummings Point Road, Stamford,
              Connecticut 06902, (ii) SAC Capital
              Management and Sigma Capital Management is
              540 Madison Avenue, New York, New York
              10022, and (iii) SAC Capital Associates, and
              Sigma Capital Associates is P.O. Box 58,
              Victoria House, The Valley, Anguilla,
              British West Indies.

ITEM 2(C)     CITIZENSHIP:

              SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. SAC Capital Associates, and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)     TITLE OF CLASS OF SECURITIES:

              American Depository Shares, each representing one Ordinary Share, par value (euro)0.24

ITEM 2(E)     CUSIP NUMBER:

              228769105

ITEM 3        Not Applicable


ITEM 4        OWNERSHIP:

              The percentages used herein are calculated based upon the Shares issued and outstanding as of December 31, 2003 as reported on the Company's annual report on Form 20-F filed with the Securities and Exchange Commission by the Company for the fiscal year ended December 31, 2003.

              As of the close of business on December 31, 2004:

              1. S.A.C. Capital Advisors, LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

              2. S.A.C. Capital Management, LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

              3. S.A.C. Capital Associates, LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

              4. Sigma Capital Management, LLC
              (a) Amount beneficially owned: 100,000
              (b) Percent of class: Less than 1.0%
              (c)(i) Sole power to vote or direct the vote: 100,000
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the  disposition: 100,000

              5. Sigma Capital Associates, LLC
              (a) Amount beneficially owned: 100,000
              (b) Percent of class: Less than 1.0%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 100,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 100,000

              6. Steven A. Cohen
              (a) Amount beneficially owned: 100,000
              (b) Percent of class: Less than 1.0%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 100,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 100,000

              SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 100,000 Shares (constituting approximately less than 1.0% of the Shares outstanding). Each of Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. | |

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON:

               Not Applicable

ITEM 7         IDENTIFICATION AND CLASSIFICATION OF THE
               SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
               REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not Applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS
               OF THE GROUP:

               Not Applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10        CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2005


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


                                Page 12 of 4 Pages

STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person




                                Page 13 of 4 Pages